Exhibit 99.1

Cytec Announces Fourth Quarter 2009 Results

As-Adjusted EPS of $0.70, Significantly Above Prior Year As-Adjusted EPS of $0.10

Excellent Cash Flow for Quarter and Full Year

2010 Outlook Provided

WOODLAND PARK, N.J.--(BUSINESS WIRE)--January 28, 2010--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the fourth quarter 2009 of $9.8 million or $0.20 per diluted share on net sales of $752 million. Included in the quarter are several special items that total $24.6 million of net expense after-tax or $0.50 per diluted share and are outlined further in this release. Excluding these special items, net earnings were $34.4 million or $0.70 per diluted share.

Net loss for the fourth quarter of 2008 was $350.7 million or $7.39 per basic share on net sales of $698 million. Included in the quarter results was a goodwill impairment charge of $358.3 million after-tax or $7.55 per basic share and several other special items that totaled net $2.9 million after-tax income or $0.06 per basic share. Excluding the goodwill impairment charge and these special items, net earnings were $4.7 million or $0.10 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “We are pleased with the results of our fourth quarter which reflect the significant impact of our cost reduction and cash flow improvement efforts, particularly our working capital initiative. Selling volumes in our Chemical segments increased from improved demand and restocking activities. In Engineered Materials, sales declined during the quarter mostly due to significantly lower build rates in the business and regional jet markets. In summary, we had an excellent finish to a difficult year, our structural improvement initiatives are in place, our balance sheet is strong and we have built up good momentum going into 2010.”

Cytec Coating Resins sales increased 16% to $329 million; Operating Earnings increased to $17.6 million.

In Coating Resins, overall selling volumes were up by 21% versus the fourth quarter 2008, due to improved demand and restocking activities. Selling prices decreased by 12% in response to competitive pressures and lower raw material costs while the impact of changes in exchange rates increased sales by 7%.

Operating earnings of $17.6 million were up versus a loss of $404.2 million in the fourth quarter 2008. Operating loss in 2008 includes a goodwill impairment charge of $385.0 million and a charge of $1.4 million of accelerated depreciation related to the exit of Radcure manufacturing at our Pampa, TX site. Excluding these special items, 2008’s operating loss was $17.8 million. The increase in operating earnings in 2009 is principally due to the higher selling volumes across each product line. Net of selling price declines, raw material costs were favorable versus the fourth quarter of 2008. In addition operating earnings includes the benefits from the cost improvement initiatives which were partially offset by higher fixed costs per unit as the manufacturing plants ran at reduced production rates to lower inventories further as part of the working capital initiative.

Cytec Additive Technologies sales increased 3% to $61 million; Operating Earnings increased to $4.2 million.

In Additive Technologies, overall selling volumes were up 2% versus the fourth quarter 2008, but after adjusting for the exit of several commodity products and a product line divestiture earlier in 2009, comparable volumes were up 18%. Selling prices decreased by 3% and the impact of changes in exchange rates increased sales by 4%.

Operating earnings of $4.2 million were up versus an operating loss of $0.3 million in the fourth quarter of 2008 mainly as a result of the higher selling volumes and reduced operating costs. Net of selling price declines, raw material costs were favorable versus the fourth quarter of 2008. This was only partially offset by higher fixed costs per unit as the manufacturing plants ran at reduced rates to reduce inventories further as part of the working capital initiative.

Cytec In-Process Separation sales increased 10% to $81 million; Operating Earnings were flat with prior year at $15.2 million.

In Process Separation selling volumes increased by 13% versus the fourth quarter 2008, primarily as a result of higher demand principally from metal extractant customers. Selling prices decreased by 6% and the impact of changes in exchange rates increased sales by 3%.

Operating earnings of $15.2 million were essentially flat compared to $15.3 million in the prior year quarter as higher selling volumes were offset by lower selling prices, higher raw material costs, and higher fixed costs per unit as the manufacturing plants ran at reduced rates to reduce inventories further as part of the working capital initiative.

Cytec Engineered Materials sales decreased by 5% to $178 million; Operating Earnings decreased to $22.8 million.

In Engineered Materials, selling volumes decreased by 6% versus the fourth quarter 2008 driven primarily by build rate reductions in the business and regional jets sector. Selling prices were essentially flat and changes in exchange rates increased sales by 1%.

Operating earnings of $22.8 million were down versus earnings of $29.9 million in the prior year quarter, principally as a result of lower selling volumes and higher fixed costs per unit as the manufacturing plants ran at reduced production rates to reduce inventories further as part of the working capital initiative. This was only partially offset by lower raw material costs and the benefits from the cost savings initiatives.

Cytec Building Block Chemicals sales increased by 10% to $104 million; Operating Earnings increased to $0.3 million.

In Building Block Chemicals, selling volumes increased 38% versus the fourth quarter 2008, which is primarily related to improved demand levels. Selling prices decreased by 28% across all product lines due to lower raw material costs.

Operating earnings were $0.3 million compared to an operating loss of $6.4 million in the fourth quarter 2008. This is primarily due to the increased selling volumes and favorable raw material costs which were partially offset by lower selling prices and higher manufacturing costs mostly related to scheduled maintenance and downtime in the acrylonitrile plant.

Special Items

In the fourth quarter of 2009 a number of special items were recorded that resulted in a net pre-tax charge of $36.7 million ($24.6 million after-tax or $0.50 per diluted share) as follows:

  Included in Corporate and Unallocated, principally in manufacturing cost of sales, is a pre-tax charge of $1.5 million ($0.8 million after-tax or $0.02 per diluted share) associated with various restructuring initiatives across Specialty Chemicals, Engineered Materials, and Corporate operations.
  Included in Corporate and Unallocated in General and Administrative is a net pre-tax charge of $5.2 million ($3.5 million after-tax or $0.07 per diluted share) related to the aforementioned restructuring initiatives.
  Included in Corporate and Unallocated, in manufacturing cost of sales is a pre-tax non-cash charge of $19.7 million ($15.6 million after-tax or $0.32 per diluted share) mainly due to accelerated depreciation of plant assets at the recently shutdown facility in Spain..
  Included in Corporate and Unallocated, a pre-tax asset impairment charge of $4.3 million ($3.4 million after-tax or $0.07 per diluted share) related to the write down of the land at our closed facility in Spain to its estimated fair value.
  Included in other income/(expense) is a net pre-tax non-cash loss of $12.2 million ($9.1 million after-tax or $0.18 per diluted share) associated with a settlement of an existing pension plan in an international jurisdiction. Also included in other income/expense is a pre-tax gain of $6.2 million ($3.8 million after-tax or $0.08 per diluted share) related to a legal settlement.
  Included in income tax expense is a benefit of $4.0 million or $0.08 per diluted share related to a favorable tax adjustment for an audit settlement in an international jurisdiction.

Income Tax Expense

The tax benefit for the fourth quarter of 2009 was $0.1 million, compared with a tax benefit of $23.7 million in the fourth quarter of 2008. Included in the provision for the fourth quarter of 2009 is the aforementioned special item net gain of $4.0 million related to a favorable tax adjustment for an audit settlement in an international jurisdiction. For the fourth quarter of 2009 the overall underlying annual effective tax rate was reduced to 30.8% from the previously recorded 34% during the first nine months of 2009. The reduction in income tax expense related to this cumulative adjustment included in fourth quarter results was $1.5 million or $0.03 per diluted share. The underlying annual effective tax rate for 2008 was 32%.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Cash flow from operations was $169 million for the fourth quarter 2009 and our full year cash flow from operations was $564 million. During the quarter excellent progress continued related to our working capital initiative. Trade accounts receivable decreased by $48 million and days outstanding of approximately 45 days were down 5 days versus the end of the third quarter of 2009. Inventory decreased by $34 million and days on hand of approximately 62 days was reduced by 6 days versus the third quarter of 2009. Accounts payable decreased by $6 million in the quarter and our days payable outstanding of approximately 45 days decreased by 1 day versus the third quarter of 2009. We believe the gains made from the working capital initiative are sustainable going forward. As a result of this and many other efforts to improve cash flow during 2009, our cash balance at year end was $262 million versus $55 million at year end 2008.

“Capital spending for the quarter was $35 million with approximately 39% of the spending attributable to Engineered Materials, 10% to Building Block Chemicals and 43% to Specialty Chemical segments. Capital spending for the full year 2009 was $194 million and our expectation for capital spending for the full year 2010 is to be in a range of $140 million to $160 million.

Mr. Drillock continued, “We further reduced our debt by $20 million in the quarter which brings our year to date debt reduction to $173 million representing a significant improvement from the beginning of the year. Including the actions we took in the second and third quarter to improve our debt maturity profile, this represents a significant strengthening of our balance sheet.”

2010 Outlook

Mr. Fleming commented, “Our results this past quarter continue to demonstrate the excellent progress we have made with our restructuring efforts, our working capital initiative and importantly staying close to our customers. These efforts plus the demand improvement and restocking in the fourth quarter gives us good momentum coming into 2010. However, we remain cautious about the fragility of the economic recovery in 2010. There are a number of risks in the global economy that we believe will make any further improvement in underlying demand uncertain and uneven. Our view is that oil prices will average approximately $80 per barrel in 2010 but the cost of oil will be volatile throughout 2010 which will impact many of our raw materials. We must remain vigilant to recover any spikes in raw material costs. Our structural cost savings initiatives are in place replacing the temporary cost measures we took during 2009. We are forecasting 2010 demand levels in our Specialty Chemical segments to be relatively flat with the second half of 2009 levels and Engineered Materials 2010 demand is expected to be down slightly from full year 2009 levels. Taking all this into account and the additional details as provided below, our guidance for 2010 full year adjusted diluted earnings per share is a range of $1.90 to $2.40. This wide range reflects the uncertainty in the global economy but is a significant improvement over 2009 results. Our guidance by segment follows.”

The trend of converting to environmentally friendly coating resins continues and there are a number of opportunities for eco-friendly technologies. Overall, Coating Resins selling volumes in 2010 are projected to improve approximately 7% over 2009. In 2009 Coating Resins saw sequential improvement from the February low point partially due to the benefit from restocking activities through 2009. It is still too early to project steadily improving demand and the Coating Resins sales forecast approximates the second half of 2009’s run rate. The forecast assumes higher raw material costs in 2010. Taking all the above into account, sales are projected to be in a range of $1.25 to $1.40 billion and expectations for operating earnings is to be in a range of $45 to $60 million for this segment, up significantly from the 2009 operating loss of $3 million.

Expectations for Additives Technologies are similar to Coating Resins. The expansion of the technologically differentiated products continues to increase, particularly in Asia. Overall, Additive Technologies expectations are for selling volumes to improve approximately 3% over 2009 excluding the impact of the product line divestitures in 2009. Taking this into account, sales are projected to be in a range of $200 million to $230 million and operating earnings are projected to be in a range of $15 to $20 million for this segment, up from the 2009 operating earnings of $11 million.

The long term trend of increasing infrastructure building in emerging markets continues to favor the In-Process Separation segment as it relates to both the mining and phosphine chemicals product lines. There continues to be excellent acceptance of Cytec’s new product introductions, particularly in the copper, alumina and other base and precious metals markets. However, there is some uncertainty about the sustainability of global metals demand in 2010. Factoring in all the above, expectations are for full year sales to be in a range of $280 million to $310 million and for full year operating earnings to be in a range of $40 to $50 million, up from the 2009 operating earnings of $35 million.

In Engineered Materials, the trend of higher levels of composites in aircraft remains intact and there continue to be a large number of growth opportunities not only in the U.S., but internationally as well. For 2010 though, the expectation is for modest declines in selling volumes in the business and regional jet and the large commercial aircraft sectors due to relatively high sales in the first part of 2009. Build rates in these sectors are expected to be essentially flat to slightly down. Sales volumes in the military sector are expected to be down from 2009 as production on the F-22 program winds down and the Joint Strike fighter is in the early stages of ramp up. Taking this into account, full year sales for 2010 are projected to be in a range of $650 million to $680 million and operating earnings are expected to be in a range of $80 to $90 million for this segment, down from 2009 operating earnings of $96 million.

In Building Block Chemicals, we are expecting modest improvement in demand for acrylonitrile, but melamine remains challenged by weak demand in the building and construction market. Selling prices are expected to be higher in this segment due to increasing raw material costs but selling volumes are expected to be essentially flat. Taking this into account, full year sales are projected to be approximately $400 million and full year operating earnings to be in a range of $7 to $10 million, compared to 2009 operating earnings of $10 million.

The guidance for Corporate and Unallocated is an operating expense of approximately $18 million for the year, Other Expense is forecasted to be approximately $1 million, and interest expense, net, is expected to be between $32 and $34 million. The forecast for the underlying annual tax rate for ongoing operations is expected to be in a range of 31% to 34%. This range reflects the uncertainty of whether certain U.S. favorable tax provisions that expired in 2009 will be reinstated.

In closing, Mr. Fleming commented, “I am extremely pleased and proud of the people of Cytec for the successful execution of our restructuring, working capital and other important improvement initiatives in 2009. While there are still many risks and uncertainties ahead in 2010, these efforts will enable us to better leverage future sales growth into stronger earnings and cash flow, real evidence of which was demonstrated in the second half of 2009. We are in a great position to deliver our growth strategy of bringing high-performance product and application technologies to market that create value for our customers, a strategy that will deliver increasing value and returns for our shareholders.”

Full Year Results

Net loss for full year ended December 31, 2009 was $2.5 million or $0.05 per basic share on sales of $2,790 million. Included in the results for the full year ended December 31, 2009 were special items that total a net pre-tax charge of $97.2 million ($66.6 million after-tax or $1.37 per basic share) as follows:

- Pre-tax net restructuring charges of $60.2 million ($40.5 million after-tax or $0.84 per basic share).

- A pre-tax non-cash charge of $25.7 million ($19.8 million after-tax or $0.41 per basic share) mainly due to accelerated depreciation of plant assets at our recently shutdown facility in Spain.

- A pre-tax asset impairment charge of $4.3 million ($3.4 million after-tax or $0.07 per basic share) related to the write down of the land at our closed facility in Spain to its estimated fair value.

- A net pre-tax charge of $1.4 million ($1.9 million after-tax or $0.04 per basic share) for the exit of the polyurethanes product line.

- A net pre-tax loss of $8.6 million ($5.2 million after-tax or $0.11 per basic share) associated with the premium for the debt tender.

- A pre-tax, non-cash gain of $8.9 million ($5.5 million after-tax or $0.12 per basic share) as a result of a land sale for which the proceeds were received in 2004.

- A pre-tax gain of $6.2 million ($3.8 million after-tax or $0.08 per basic share) related to a legal settlement.

- A pre-tax, non-cash charge of $12.2 million ($9.1 million after-tax or $0.18 per basic share) relating to a pension settlement in an international jurisdiction.

- A benefit of $4.0 million or $0.08 per basic share related to a favorable tax adjustment for an audit settlement regarding non-US tax amortizable goodwill.

Excluding the above special items, net earnings for the full year 2009 were $64.1 million or $1.32 per diluted share.

Net loss for the full year ended December 31, 2008 was $198.8 million or $4.16 per basic share on sales of $3,640 million. Included in the results for the full year ended December 31, 2008 were special items that total a net pre-tax charge of $399.4 million ($365.8 million after-tax or $7.67 per basic share) as follows:

- A pre-tax goodwill impairment charge of $385.0 million ($358.3 million after-tax or $7.50 per basic share) related to the Coating Resins segment.

- Net pre-tax restructuring charges of $14.9 million ($10.4 million after-tax or $0.22 per basic share) primarily related to restructuring initiatives mostly within Specialty Chemicals.

- A pre-tax charge of $5.6 million ($3.6 million after-tax or $0.08 per basic share) recorded in the Coating Resins segment for accelerated depreciation of our Pampa, TX site.

- A pre-tax gain of $6.1 million ($4.0 million after-tax or $0.08 per basic share) for a legal settlement recorded in Corporate and Unallocated.

- Included in the income tax benefit is a $2.6 million gain or $0.05 per basic share related to a favorable tax development related to the sale of the water treatment business in 2007.

Excluding the above special items, net earnings for the full year 2008 were $167.0 million or $3.46 per diluted share.

Investor Conference Call to be Held on January 29, 2010 at 11:00am ET

Cytec will host their fourth quarter earnings release conference call on January 29, 2010 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website www.cytec.com. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings excluding special items and diluted earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Net sales	$752.0	$698.2	$2,789.5	$3,639.9
Manufacturing cost of sales	610.9	578.1	2,317.1	2,912.7
Selling and technical services	50.8	54.0	199.4	230.1
Research and process development	19.1	19.1	75.2	81.6
Administrative and general	34.4	22.4	124.4	112.0
Amortization of acquisition intangibles	9.9	9.2	38.2	39.6
Net gain on sale of assets	-	-	0.2	-
Asset impairment charge	4.3	-	4.3	-
Goodwill impairment charge	-	385.0	-	385.0
Earnings/(loss) from operations	22.6	(369.6)	31.1	(121.1)
Other income (expense), net	(6.0)	1.1	(2.5)	3.3
Net (loss)/gain on early extinguishment of debt	(0.6)	1.9	(9.1)	1.9
Equity in earnings of associated companies	0.2	0.1	0.9	1.5
Interest expense, net	(5.9)	(7.3)	(24.2)	(35.2)
Earnings/(loss) before income tax provision	10.3	(373.8)	(3.8)	(149.6)
Income tax (benefit)/provision	(0.1)	(23.7)	(2.9)	47.4
Net earnings/(loss)	$10.4	$(350.1)	$(0.9)	$(197.0)
Less: Net earnings attributable to noncontrolling interests	0.6	0.6	1.6	1.8
Net earnings/(loss) attributable to Cytec Industries Inc.	$9.8	$(350.7)	$(2.5)	$(198.8)
Basic net earnings/(loss) per common share:
Net earnings/(loss) attributable to Cytec Industries Inc.	$0.20	$(7.39)	$(0.05)	$(4.16)
Diluted net earnings/(loss) per common share:
Net earnings/(loss) attributable to Cytec Industries Inc.	$0.20	$(7.39)	$(0.05)	$(4.16)

Dividends per common share	$0.0125	$0.125	$0.16	$0.50

Weighted Average Shares Outstanding (000 Omitted)
Basic	48,848	47,428	48,307	47,800
Diluted	49,133	47,428	48,307	47,800

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT
(Millions of dollars)
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Net Sales:
Coating Resins	$328.6	$283.6	$1,206.9	$1,652.0
Additive Technologies
Sales to external customers	60.5	58.9	239.1	310.5
Intersegment sales	0.3	0.5	0.8	1.6
In Process Separation	80.6	73.4	265.8	298.4
Engineered Materials	178.4	188.2	717.5	867.3
Building Block Chemicals
Sales to external customers	103.9	94.1	360.2	511.7
Intersegment sales	6.2	4.0	26.5	19.9
Net sales from segments	758.5	702.7	2,816.8	3,661.4
Elimination of intersegment revenue	(6.5)	(4.5)	(27.3)	(21.5)
Total consolidated net sales	$752.0	$698.2	$2,789.5	$3,639.9

	Three months ended December 31,				Twelve months ended December 31,
		% of		% of		% of		% of
	2009	Sales	2008	Sales	2009	Sales	2008	Sales
Earnings/(loss) from operations:
Coating Resins (1)	$17.6	5%	$(404.2)	-143%	$(3.2)	0%	$(340.2)	-21%
Additive Technologies	4.2	7%	(0.3)	-1%	11.0	5%	17.9	6%
In Process Separation	15.2	19%	15.3	21%	34.6	13%	51.5	17%
Engineered Materials	22.8	13%	29.9	16%	96.3	13%	163.2	19%
Building Block Chemicals	0.3	0%	(6.4)	-7%	10.2	3%	4.7	1%

Earnings/(loss) from segments	60.1	8%	(365.7)	-52%	148.9	5%	(102.9)	-3%
Corporate and Unallocated, net (2)	(37.5)		(3.9)		(117.8)		(18.2)

Total earnings/(loss) from operations	$22.6	3%	$(369.6)	-53%	$31.1	1%	$(121.1)	-3%

(1) Includes pre-tax charges of $1.4 and $5.6 for the three and twelve months ended December 31, 2008, respectively, for incremental accelerated depreciation in relation to the decision to exit Radcure manufacturing at a leased facility in Pampa, Texas. The three and twelve months ended December 31, 2008 also include a pre-tax goodwill impairment charge of $385.0.

(2) For the three and twelve months ended December 31, 2009 includes pre-tax charges of $30.7 and $90.2, respectively, for various manufacturing and organizational restructuring initiatives across the Specialty Chemical segments and Engineered Materials segment and within corporate operations as well as restructuring charges related to the shared services initiative. The twelve months ended December 31, 2009 includes a net loss of $1.4 related to the exit of the polyurethane product line in Europe and Asia. The three and twelve months ended December 31, 2008 includes pre-tax charges of $4.1 and $14.9, respectively, for additional restructuring costs primarily associated with various organizational restructuring initiatives across the Specialty Chemicals segments.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR PERIOD

	Three Months Ended December 31, 2009			Twelve Months Ended December 31, 2009

	% Variance Due To			% Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX
Coating Resins	21%	-12%	7%	-21%	-4%	-2%
Additive Technologies	2%	-3%	4%	-21%	0%	-2%
In-Process Separation	13%	-6%	3%	-12%	2%	-1%
Engineered Materials	-6%	0%	1%	-18%	2%	-1%
Building Block Chemicals	38%	-28%	0%	16%	-46%	0%
Total Cytec	13%	-9%	4%	-14%	-8%	-1%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except per share amounts)
(unaudited)

	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$261.7	$55.3
Trade accounts receivable, less allowance for doubtful accounts of
$6.6 and $6.2 in 2009 and 2008, respectively	374.2	448.8
Other accounts receivable	58.4	81.2
Inventories	351.9	569.4
Deferred income taxes	41.3	42.6
Currency swap receivable	34.4	-
Other current assets	19.0	19.4
Total current assets	1,140.9	1,216.7
Investment in associated companies	21.5	22.1
Plants, equipment and facilities, at cost	2,310.0	2,136.1
Less: accumulated depreciation	(1,133.8)	(1,019.8)
Net plant investment	1,176.2	1,116.3
Acquisition intangibles, net of accumulated amortization of $214.8 and $171.3
in 2009 and 2008, respectively	399.5	430.8
Goodwill	701.9	693.7
Deferred income taxes	11.9	28.9
Other assets	107.5	131.5
Total assets	$3,559.4	$3,640.0

Liabilities
Current liabilities
Accounts payable	$276.4	$249.4
Short-term borrowings	10.4	41.0
Current maturities of long-term debt	16.7	1.4
Accrued expenses	202.2	190.2
Income taxes payable	19.2	12.5
Currency swap payable	45.3	-
Deferred income taxes	5.2	2.4
Total current liabilities	575.4	496.9
Long-term debt	658.4	806.4
Pension and other postretirement benefit liabilities	384.2	436.3
Other noncurrent liabilities	309.7	300.1
Deferred income taxes	65.8	121.5

Stockholders' equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.01 par value per share, 150,000,000 shares
authorized; issued 49,316,913 in 2009 and 48,132,640 shares in 2008	0.5	0.5
Additional paid-in capital	451.0	437.1
Retained earnings	1,123.2	1,133.5
Accumulated other comprehensive gain/(loss)	18.8	(39.2)
Treasury stock, at cost, 594,134 shares in 2009 and 1,069,423 shares in 2008	(31.8)	(57.2)
Total Cytec Industries Inc. stockholders’ equity	1,561.7	1,474.7

Noncontrolling interests	4.2	4.1

Total equity	1,565.9	1,478.8

Total liabilities and stockholders' equity	$3,559.4	$3,640.0

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(unaudited)

Years ended December 31,	2009	2008
Cash flows provided by (used in) operating activities
Net loss attributable to Cytec Industries Inc.	$(2.5)	$(198.8)
Non cash items included in net loss:
Depreciation	135.9	113.7
Amortization	44.7	45.6
Share-based compensation	7.8	10.2
Deferred income taxes	(42.1)	(19.1)
Net gain on sales of assets	(0.2)	(3.9)
Non-cash gain on transfer of land	(8.9)	-
Non-cash pension settlement charge	12.2	-
Asset impairment charges	4.3	385.0
Net loss/(gain) on early extinguishment of debt	9.1	(1.9)
Unrealized (gain)/loss on derivative instruments	(5.7)	8.4
Other	1.0	0.7
Changes in operating assets and liabilities:
Trade accounts receivable	94.0	104.0
Other receivables	22.2	6.0
Inventories	227.6	(70.0)
Other assets	3.2	(13.8)
Accounts payable	32.7	(75.4)
Accrued expenses	24.6	(18.6)
Income taxes payable	13.2	(1.4)
Other liabilities	(9.4)	(42.0)
Net cash provided by operating activities	563.7	228.7
Cash flows (used in) provided by investing activities:
Additions to plants, equipment and facilities	(193.9)	(195.8)
Net proceeds received on sale of assets	7.0	2.4
Net cash used in investing activities	(186.9)	(193.4)
Cash flows provided by (used in) financing activities
Proceeds from long-term debt	390.2	282.0
Payments on long-term debt	(532.8)	(278.7)
Change in short-term borrowings	(29.9)	(3.0)
Cash dividends	(7.7)	(23.8)
Proceeds from the exercise of stock options	7.4	11.2
Purchase of treasury stock	-	(46.4)
Excess tax benefits from share-based payment arrangements	-	5.3
Other	0.1	1.4
Net cash used in financing activities	(172.7)	(52.0)
Effect of currency rate changes on cash and cash equivalents	2.3	(4.8)
Increase/(decrease) in cash and cash equivalents	206.4	(21.5)
Cash and cash equivalents, beginning of year	55.3	76.8
Cash and cash equivalents, end of year	$261.7	$55.3

Cytec Industries Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Measures
Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended December 31, 2009
	Net Earnings	EPS
GAAP net earnings and diluted per common share	$ 9.8	$ 0.20
- Net restructuring charge	4.3	0.09
- Non-cash fixed assets write-down	15.6	0.32
- Asset impairment charge	3.4	0.07
- Settlement of Engineered Materials litigation matter	(3.8)	(0.08)
- Tax benefit	(4.0)	(0.08)
- Pension settlement	9.1	0.18
Non-GAAP net earnings and diluted per common share	$34.4	$0.70

Three Months Ended December 31, 2008
	Net Earnings/(loss)	EPS
GAAP net loss and basic per common share	$(350.7)	$(7.39)
- Net restructuring charge	2.8	0.06
- Pampa accelerated depreciation charge	0.9	0.02
- Settlement of Engineered Materials litigation matter	(4.0)	(0.09)
- Income Tax Benefit	(2.6)	(0.05)
- Goodwill impairment charge	358.3	7.55
Non-GAAP net earnings and diluted per common share	$4.7	$0.10
(Effect of share dilution from basic to fully diluted was immaterial for 2008)

Full Year Ended December 31, 2009
	Net Earnings/(loss)	EPS
GAAP net loss and basic per common share	$ (2.5)	$ (0.05)
- Net restructuring charge	40.5	0.84
- Non-cash fixed assets write-down	19.8	0.41
- Asset impairment charge	3.4	0.07
- Loss on disposal of assets and other related exit costs	1.9	0.04
- Settlement of Engineered Materials litigation matter	(3.8)	(0.08)
- Non-cash gain realized upon transfer of land	(5.5)	(0.12)
- Net premium on repurchase of debt under tender offer	5.2	0.11
- Tax benefit	(4.0)	(0.08)
- Pension settlement	9.1	0.18
Non-GAAP net earnings and diluted per common share	$64.1	$1.32
(Effect of share dilution from basic to fully diluted was immaterial for 2009)

Full Year Ended December 31, 2008
	Net Earnings(loss)	EPS
GAAP net loss and basic per common share	$(198.8)	$(4.16)
- Net restructuring charge	10.4	0.22
- Pampa accelerated depreciation charge	3.6	0.08
- Settlement of Engineered Materials litigation matter	(4.0)	(0.08)
- Income Tax Benefit	(2.6)	(0.05)
- Goodwill impairment charge	358.3	7.50
- Effect of share dilution (i.e. Basic to Fully Diluted)	-	(0.05)
Non-GAAP net earnings and diluted per common share	$167.0	$3.46

Numbers may not add due to rounding.

CONTACT:
Cytec Industries Inc.
David M. Drillock, 973-357-3249